Exhibit 99.1

Badger Meter Reports Fourth Quarter and Full Year 2023 Financial Results

MILWAUKEE--(BUSINESS WIRE)--January 26, 2024--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights

  Total sales of $182.4 million, 24% higher than the prior year’s $147.3 million.
  Operating profit increased 43% year-over-year, with operating profit margins expanding 230 basis points to 17.6% from 15.3%.
  Diluted earnings per share (EPS) increased 40% to $0.84, up from $0.60 in the comparable prior year quarter.
  Record cash flow with $37.9 million in net cash provided by operations, increasing 28% over the prior year.

Full Year 2023 Highlights

  Record total sales of $703.6 million, 24% higher than the prior year’s $565.6 million.
  Software sales exceeded $42 million, increasing 27% year-over-year.
  Operating profit margins improved 140 basis points over the prior year to 16.8%.
  Diluted EPS increased 39% to a record $3.14, up from $2.26 in the prior year.
  Record cash flow with $110.1 million in net cash provided by operations.

Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer, stated, “Our strong fourth quarter results capped off a stellar 2023 with continuing robust demand and operational execution. We delivered 24% sales growth in the fourth quarter with record operating profit margins of 17.6% and record cash flow. Shortly after year-end, we completed the tuck-in acquisition of select remote water monitoring assets, expanding the breadth of our smart water offerings in line with our strategic objectives. I want to thank the Badger Meter team for delivering another year of exceptional performance driven by their unrelenting commitment to our customers.”

Fourth Quarter Operating Results

Utility water sales increased 28% year-over-year with strong growth across the broad suite of digital smart water solutions. This includes robust adoption rates for our cellular AMI offering, including higher ORION® Cellular endpoint and BEACON® Software as a Service (SaaS) revenues, as well as increased E-Series® Ultrasonic meters sales. Higher water quality and pressure monitoring sales also contributed to the year-over-year sales increase.

Sales of flow instrumentation products were up slightly year-over-year, the result of steady order demand across the water-focused end markets including wastewater and HVAC, which offset anticipated modest sales declines in the de-emphasized general industrial markets.

Operating earnings increased an exceptional 43% year-over-year, with operating profit margins expanding 230 basis points to a record 17.6% in the fourth quarter of 2023, up from the prior year’s 15.3%. Gross margin dollars increased $14.5 million year-over-year, and gross margin as a percent of sales was 39.2%, an increase of 50 basis points over the comparable prior year quarter. Gross margins continue to benefit from higher volumes and structural positive sales mix trends.

Selling, engineering and administrative (SEA) expenses in the fourth quarter of 2023 were $39.4 million, with SEA as a percent of sales improving 180 basis points to 21.6% versus 23.4% in the comparable prior year quarter. The $4.9 million year-over-year increase in SEA spend included higher personnel-related costs such as headcount, salaries, and management incentives as well as the addition of Syrinix, including the associated intangible asset amortization.

The tax rate for the fourth quarter of 2023 was 26.1% compared to 23.4% in the prior year comparable quarter. EPS was a record $0.84, up 40% compared to $0.60 in the comparable prior year period.

Full Year Recap and Outlook

Bockhorst continued, “In 2023, Badger Meter continued to build on our track record of differentiated performance, delivering 24% year-over-year sales growth, record operating profit margins and a 39% increase in EPS. Our strategic actions, including continued investments in hardware and software innovation, incremental manufacturing capacity and tuck-in acquisitions have enabled us to further capitalize on the robust demand for our comprehensive and tailorable digital water management offerings. These customized solutions deliver efficiency, resiliency, and sustainability for customers to address the variety of persistent challenges facing the water industry.

“For 2024 and beyond, we remain committed to the formula that has driven our success - focusing on our customers, offering innovative and differentiated technologies, and driving operational excellence. This proven blueprint, coupled with our resilient order pace, robust bid funnel and backlog, give us confidence in our ability to grow sales and earnings year-over-year.”

Bockhorst concluded, “We believe we are well-positioned with the right strategies, ample capital and an exceptional team to continue to drive strong shareholder returns while protecting the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s fourth quarter and full year 2023 results today, Friday January 26, 2024 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of the Company’s website. Individuals wishing to participate in the call should use this online registration link: https://www.netroadshow.com/events/login?show=aac253b1&confId=59366

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$182,440	$147,324	$703,592	$565,568

Cost of sales	110,975	90,359	427,154	345,598

Gross margin	71,465	56,965	276,438	219,970

Selling, engineering and administration	39,386	34,491	158,389	132,675

Operating earnings	32,079	22,474	118,049	87,295

Interest income, net	(1,398)	(465)	(4,047)	(552)
Other pension and postretirement costs	33	33	130	130

Earnings before income taxes	33,444	22,906	121,966	87,717

Provision for income taxes	8,723	5,367	29,368	21,221

Net earnings	$24,721	$17,539	$92,598	$66,496

Earnings per share:

Basic	$0.84	$0.60	$3.16	$2.28

Diluted	$0.84	$0.60	$3.14	$2.26

Shares used in computation of earnings per share:

Basic	29,305,864	29,230,963	29,284,396	29,218,486

Diluted	29,471,418	29,406,499	29,455,557	29,376,077

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2023	2022
	(Unaudited)

Cash and cash equivalents	$191,782	$138,052
Receivables	83,507	76,651
Inventories	153,674	119,856
Other current assets	13,214	13,273
Total current assets	442,177	347,832

Net property, plant and equipment	73,878	73,542
Intangible assets, at cost less accumulated amortization	53,737	53,607
Other long-term assets	33,964	26,805
Goodwill	113,163	101,261
Total assets	$716,919	$603,047

Liabilities and Shareholders' Equity

Payables	$81,807	$71,440
Accrued compensation and employee benefits	29,871	20,513
Other current liabilities	20,270	18,359
Total current liabilities	131,948	110,312

Deferred income taxes	5,061	4,648
Long-term employee benefits and other	63,428	45,665
Shareholders' equity	516,482	442,422
Total liabilities and shareholders' equity	$716,919	$603,047

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$24,721	$17,539	$92,598	$66,496

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,837	2,677	10,937	11,090
Amortization	4,353	3,403	17,173	15,151
Deferred income taxes	(9,249)	(5,643)	(9,650)	(5,619)
Noncurrent employee benefits	(64)	(510)	(338)	(648)
Stock-based compensation expense	1,225	978	5,188	3,148
Changes in:
Receivables	5,504	7,532	(6,351)	(11,328)
Inventories	(4,839)	(4,814)	(32,467)	(21,021)
Payables	(3,776)	4,137	8,506	28,007
Prepaid expenses and other assets	267	(1,152)	(7,012)	(10,557)
Other liabilities	16,966	5,561	31,533	7,732
Total adjustments	13,224	12,169	17,519	15,955
Net cash provided by operations	37,945	29,708	110,117	82,451

Investing activities:
Property, plant and equipment expenditures	(2,054)	(1,201)	(12,003)	(5,891)
Acquisitions, net of cash acquired	-	-	(17,127)	-
Net cash used for investing activities	(2,054)	(1,201)	(29,130)	(5,891)

Financing activities:
Dividends paid	(7,918)	(6,589)	(29,052)	(24,881)
Proceeds from exercise of stock options	-	642	967	703
Repurchase of treasury stock	-	-	-	(427)
Net cash used for financing activities	(7,918)	(5,947)	(28,085)	(24,605)
Effect of foreign exchange rates on cash	899	705	828	(1,077)

Increase in cash and cash equivalents	28,872	23,265	53,730	50,878
Cash and cash equivalents - beginning of period	162,910	114,787	138,052	87,174

Cash and cash equivalents - end of period	$191,782	$138,052	$191,782	$138,052

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com